Alpha Metallurgical Resources, Inc. Statement of Coal Resources for the Power Mountain Underground Complex in Accordance with United States SEC Standards as of December 31, 2025 Central Appalachian Coal Basin West Virginia, USA February 2026 Prepared for: Alpha Metallurgical Resources, Inc. 340 Martin Luther King Jr. Blvd. Bristol, TN 37620 Prepared by: MARSHALL MILLER & ASSOCIATES, INC. 582 Industrial Park Road Bluefield, Virginia 24605 www.mma1.com Alpha Metallurgical Resources, Inc. Statement of Coal Resources for the Power Mountain Underground Complex in Accordance with United States SEC Standards as of December 31, 2025 Central Appalachian Coal Basin West Virginia, USA MARSHALL MILLER & ASSOCIATES, INC. 2 Statement of Use and Preparation This Technical Report Summary (TRS) was prepared for the sole use of Alpha Metallurgical Resources, Inc. (Alpha) and its affiliated and subsidiary companies and advisors. Copies or references to information in this report may not be used without the written permission of Alpha. The report provides a statement of coal resources for Alpha, as defined under the United States Securities and Exchange Commission (SEC). The statement is based on information provided by Alpha and reviewed by various professionals within Marshall Miller & Associates, Inc. (MM&A). MM&A professionals who contributed to the drafting of this report meet the definition of Qualified Persons (QPs), consistent with the requirements of the SEC. The information in this TRS related to coal resources is based on, and fairly represents, information compiled by the QPs. At the time of reporting, MM&A’s QPs have sufficient experience relevant to the style of mineralization and type of deposit under consideration and to the activity they are undertaking to qualify as a QP as defined by the SEC. Each QP consents to the inclusion in this report of the matters based on their information in the form and context in which it appears. Certain information set forth in this report contains “forward-looking information”, including production, productivity, operating costs, capital costs, sales prices, and other assumptions. These statements are not guarantees of future performance and undue reliance should not be placed on them. The assumptions used to develop the forward-looking information and the risks that could cause the actual results to differ materially are detailed in the body of this report. Marshall Miller & Associates, Inc. (MM&A) hereby consents (i) to the use of the information contained in this report dated December 31, 2025, relating to estimates of coal resources controlled by Alpha, (ii) to the use of MM&A’s name, any quotations from or summarizations of this TRS in Alpha’s SEC filings, and (iii) to the filing of this TRS as an exhibit to Alpha’s SEC filings. Qualified Person: /s/ Marshall Miller & Associates, Inc. Date: February 18, 2026

Alpha Metallurgical Resources, Inc. Statement of Coal Resources for the Power Mountain Underground Complex in Accordance with United States SEC Standards as of December 31, 2025 Central Appalachian Coal Basin West Virginia, USA MARSHALL MILLER & ASSOCIATES, INC. 3 Table of Contents 1 Executive Summary ................................................................................................................................. 7 1.1 Property Description ..................................................................................................... 7 1.2 Ownership ..................................................................................................................... 8 1.3 Geology ......................................................................................................................... 8 1.4 Exploration .................................................................................................................... 8 1.5 Operations and Development ....................................................................................... 8 1.6 Mineral Resource .......................................................................................................... 9 1.7 Mineral Reserves ........................................................................................................... 9 1.8 Permitting ..................................................................................................................... 9 1.9 Conclusion and Recommendations ................................................................................ 9 2 Introduction .......................................................................................................................................... 10 2.1 Registrant and Terms of Reference ............................................................................. 10 2.2 Information Sources .................................................................................................... 10 2.3 Scope of Assignment ................................................................................................... 11 2.4 Personal Inspections ................................................................................................... 11 2.5 Updates to Previous TRS ............................................................................................. 12 3 Property Description ............................................................................................................................. 12 3.1 Location ...................................................................................................................... 12 3.2 Titles, Claims or Leases ................................................................................................ 13 3.3 Mineral Rights ............................................................................................................. 14 3.4 Encumbrances ............................................................................................................. 15 3.5 Other Risks .................................................................................................................. 15 4 Accessibility, Climate, Local Resources, Infrastructure and Physiography ............................................. 15 4.1 Topography, Elevation, and Vegetation ....................................................................... 15 4.2 Access and Transport .................................................................................................. 15 4.3 Proximity to Population Centers .................................................................................. 15 4.4 Climate and Length of Operating Season ..................................................................... 16 4.5 Infrastructure .............................................................................................................. 16 5 History................................................................................................................................................... 16 5.1 Previous Operation ..................................................................................................... 16 5.2 Previous Exploration ................................................................................................... 17 6 Geology ................................................................................................................................................. 17 6.1 Regional, Local and Property Geology ......................................................................... 17 Alpha Metallurgical Resources, Inc. Statement of Coal Resources for the Power Mountain Underground Complex in Accordance with United States SEC Standards as of December 31, 2025 Central Appalachian Coal Basin West Virginia, USA MARSHALL MILLER & ASSOCIATES, INC. 4 6.2 Mineralization ............................................................................................................. 18 6.3 Deposits ...................................................................................................................... 19 6.3.1 Seam Description ........................................................................................... 19 7 Exploration ............................................................................................................................................ 20 7.1 Nature and Extent of Exploration ................................................................................ 20 7.2 Drilling Procedures ...................................................................................................... 22 7.3 Hydrology .................................................................................................................... 22 7.4 Geotechnical Data ....................................................................................................... 22 8 Sample Preparation Analyses and Security ........................................................................................... 23 8.1 Prior to Sending to the Lab .......................................................................................... 23 8.2 Lab Procedures............................................................................................................ 24 9 Data Verification ................................................................................................................................... 24 9.1 Procedures of Qualified Person ................................................................................... 24 9.2 Limitations .................................................................................................................. 25 9.3 Opinion of the Qualified Person .................................................................................. 25 10 Mineral Processing ................................................................................................................................ 25 10.1 Testing Procedures ...................................................................................................... 25 10.2 Relationship of Tests to the Whole .............................................................................. 26 10.3 Lab Information .......................................................................................................... 26 10.4 Relevant Results ......................................................................................................... 27 11 Mineral Resource Estimates .................................................................................................................. 27 11.1 Assumptions, Parameters and Methodology ............................................................... 27 11.1.1 Geostatistical Analysis for Classification ......................................................... 28 11.2 Resources Exclusive of Reserves .................................................................................. 31 11.2.1 Powellton Coal Seam ..................................................................................... 32 11.2.2 Eagle Coal Seam............................................................................................. 33 11.3 Qualified Person’s Estimates ....................................................................................... 34 11.4 Qualified Person’s Opinion .......................................................................................... 35 12 Mineral Reserve Estimates .................................................................................................................... 35 13 Mining Methods .................................................................................................................................... 35 14 Processing and Recovery Methods ........................................................................................................ 35 15 Infrastructure ........................................................................................................................................ 36 16 Market Studies ...................................................................................................................................... 37 16.1 Market Description ..................................................................................................... 37 16.2 Price Forecasts ............................................................................................................ 38

Alpha Metallurgical Resources, Inc. Statement of Coal Resources for the Power Mountain Underground Complex in Accordance with United States SEC Standards as of December 31, 2025 Central Appalachian Coal Basin West Virginia, USA MARSHALL MILLER & ASSOCIATES, INC. 5 17 Environmental Studies, Permitting and Plans ....................................................................................... 38 17.1 Environmental Permit Requirements and Status ......................................................... 38 18 Capital and Operating Costs .................................................................................................................. 40 19 Economic Analysis ................................................................................................................................. 40 20 Adjacent Properties .............................................................................................................................. 40 21 Other Relevant Data and Information ................................................................................................... 40 22 Interpretation and Conclusions ............................................................................................................. 40 23 Recommendations ................................................................................................................................ 41 24 References ............................................................................................................................................ 41 25 Reliance on Information Provided by Registrant ................................................................................... 41 FIGURES (IN REPORT) Figure 1-1: Property Location Map ...................................................................................................... 7 Figure 3-1: Property Location Map .................................................................................................... 13 Figure 6-1: Extent of Appalachian Basin (modified after USGS 1625-C) .............................................. 18 Figure 6-2: Power Mountain Generalized Stratigraphic Column ........................................................ 19 Figure 7-1: Power Mountain Cross-Section ........................................................................................ 21 Figure 11-1: Histogram of the Total Seam Thickness for the Powellton Seam Present in the Property .......................................................................................................................... 29 Figure 11-2: Scatter Plot of the Total Seam Thickness for the Powellton Seam Present in the Property .......................................................................................................................... 29 Figure 11-3: Variogram of the Total Seam Thickness for the Powellton Seam .................................... 30 Figure 11-4: Result of DHSA for the Powellton Seam Present in the Property .................................... 31 Figure 11-5: Power Mountain Coal Reserves ..................................................................................... 32 Figure 11-6: Results of Initial Economic Assessment .......................................................................... 34 Figure 15-1: Power Mountain Facilities ............................................................................................. 36 TABLES (IN REPORT) Table 1-1: Coal Resources Summary as of December 31, 2025 ............................................................ 9 Table 2-1: Information from Registrant Incorporated into Study ....................................................... 11 Table 3-1: Mineral Control – Power Mountain Complex .................................................................... 14 Table 10-1: Average Washed Coal Quality at 1.50 Float by Resource Area ................................ 26 Table 10-2: Average Raw Coal Quality (Dry Basis) by Resource Area .......................................... 26 Table 11-1: General Resource Evaluation Criteria .............................................................................. 28 Table 11-2: DHSA Results Summary for Radius from a Central Point ................................................. 31 Table 11-3: Results of Initial Economic Assessment ($/ton) ............................................................... 34 Table 11-4: Coal Resources Summary as of December 31, 2025 ........................................................ 35 Table 16-1: Dry Quality Specifications ............................................................................................... 38 Alpha Metallurgical Resources, Inc. Statement of Coal Resources for the Power Mountain Underground Complex in Accordance with United States SEC Standards as of December 31, 2025 Central Appalachian Coal Basin West Virginia, USA MARSHALL MILLER & ASSOCIATES, INC. 6 Table 16-2: Price Forecast ................................................................................................................. 38 Table 17-1: Mining Permits with the Subject Property ...................................................................... 39 Table 25-1: Information from Registrant Relied Upon by MM&A ...................................................... 41 Appendices A .................................................................................................................................... Summary Table B ............................................................. Initial Economic Assessment Resources Exclusive of Reserves C .................................................................................................................................... Resource Maps

Alpha Metallurgical Resources, Inc.
Statement of Coal Resources for the
Power Mountain Underground Complex in Accordance with
United States SEC Standards as of December 31, 2025
Central Appalachian Coal Basin
West Virginia, USA

1 Executive Summary

1.1 Property Description

Alpha Metallurgical Resources, Inc. (***Alpha***) authorized **Marshall Miller & Associates, Inc.** (***MM&A***) to prepare this Technical Report Summary (*TRS*) of its controlled coal resources located at the **Power Mountain Underground Complex** (***PM*** or *the Property*) in Nicholas and Clay Counties, West Virginia. The report provides a statement of coal resources for Alpha, as defined under the **United States Securities and Exchange Commission** (***SEC***).

Coal resources are herein reported in imperial units of measurement.

The Power Mountain Surface facilities are approximately 20 miles west of the town of Summerville, West Virginia, the county seat of Nicholas County (see *Figure 1-1*) and is composed of approximately 51,939 total acres of mineral control, of which nearly all are contained within 9 separate leases.

Figure 1-1: Property Location Map


Jackson
Roane
Braxton
Upshur
Putnam
79
Webster
Power Mountain
Property
Clay
Charleston
Jerry Fork Mine
Kanawha
Summersville
Nicholas
Pocahontas
Mammoth
Plant
Rolling Thunder
Mine
Boone
77
Fayette
Greenbier
N
64
0
15 Miles
Raleigh
Beckley

MARSHALL MILLER & ASSOCIATES, INC. 7

Alpha Metallurgical Resources, Inc.
Statement of Coal Resources for the
Power Mountain Underground Complex in Accordance with
United States SEC Standards as of December 31, 2025
Central Appalachian Coal Basin
West Virginia, USA

1.2 Ownership

The Power Mountain property involves a complex combination of previous ownership. Predecessors of Alpha, namely **Alpha Natural Resources** and **Massey Energy** (***Massey***) previously held mining rights on the majority of the Property.

1.3 Geology

The coal seams of interest within the Property are the Powellton and Eagle. These coal seams are historically utilized as coking coal. Strata on the Property reside in the Pennsylvanian-aged (approximately 290 to 330 million years ago) Kanawha Formations. Due to the high value of these coking coals, the seams have been extensively mined in the past. The rock formations between the coal seams are characterized by large proportions of sandstone interspersed with shale units. The coal seams reach the highest structural elevations along the southeast resource margins.

1.4 Exploration

The Property has been extensively explored, largely by drilling using continuous coring and rotary drilling methods but also by obtaining coal measurements at mine exposures, and by downhole geophysical methods. A significant amount of historical data was acquired or generated by previous owners of the Property. These sources comprise the primary data used in the evaluation of the coal resources on the Property. MM&A examined the data available for the evaluation and incorporated all pertinent information into this TRS. Where data appeared to be anomalous or not representative, that data was excluded from the digital databases and subsequent processing by MM&A.

Ongoing exploration has been carried out by Alpha as recently as 2025. The Alpha-acquired exploration data has been consistent with past drilling activities.

1.5 Operations and Development

As of December 31, 2025, underground mine operations were active at the Jerry Fork Eagle Mine, Rolling Thunder Mine and Power Mountain preparation plant. All Eagle seam resources will be accessed through the Jerry Fork Mine. The Rolling Thunder Mine, located in the Powellton seam, is now in its third year of production. Raw coal production from Rolling Thunder Powellton is transported to the Mammoth preparation plant facilities for processing and market access. The Mammoth Preparation Plant is located near Montgomery, Fayette County, West Virginia and was constructed in 1950 and the last upgrade occurred in 2008. The plant feed rate is 1,200 raw tons per hour (*tph*). The Mammoth plant had a utilization rate of 9.30% in 2025. The resources are assumed to produce a product of High Volatile metallurgical coking coal.

Production from the Jerry Fork Eagle mine is transported by conveyor belt to the Power Mountain Preparation plant. The plant was originally constructed in 1985, has a capacity of 1,200 tph and

MARSHALL MILLER & ASSOCIATES, INC. 8

Alpha Metallurgical Resources, Inc.
Statement of Coal Resources for the
Power Mountain Underground Complex in Accordance with
United States SEC Standards as of December 31, 2025
Central Appalachian Coal Basin
West Virginia, USA

utilization rate of 23.27% in 2025. The resources are assumed to produce a product of High Volatile metallurgical coking coal.

1.6 Mineral Resource

Mineral resource estimates represent in-situ coal for the Property controlled by Alpha. The resources are summarized in *Table 1-1* below.

Resources totaling 75.62 million in-place tons have been estimated for the two coal seams evaluated on the Power Mountain property. Of this total, 43.86 million tons are in the measured category, 31.58 million tons are in the indicated category, and 0.18 million tons are in the inferred category.

Table 1-1: Coal Resources Summary as of December 31, 2025

		Coal Resource (Dry Tons, In Situ)								
		By Reliability Category					By Control Type		By Permit Status	
Mine/Area	Seam	Measured	Indicated	Total	Inferred	Grand Total	Owned	Leased	Permitted	Not Permitted
Rolling Thunder	Powellton	35,171,000	29,984,000	65,155,000	176,000	65,332,000	10,426,000	54,730,000	47,061,000	18,094,000
Jerry Fork Mine	Eagle	8,690,000	1,594,000	10,285,000	0	10,285,000	1,423,000	8,862,000	7,458,000	2,827,000
	Total	**43,862,000**	**31,578,000**	**75,440,000**	**176,000**	**75,616,000**	**11,849,000**	**63,591,000**	**54,518,000**	**20,922,000**

Note: All Power Mountain resources are reported exclusive of reserves (have not been converted to reserve).

1.7 Mineral Reserves

An economic evaluation and assessment of all modifying factors has not been completed. No reserves are reported for the Power Mountain coal resources.

1.8 Permitting

The Power Mountain property has existing permits associated with existing mining operations and surface facilities. Required permits for the Rolling Thunder Powellton mine have been issued and are classified as active, moving coal.

MM&A is unaware of any obvious or current Alpha permitting issues that are expected to prevent the issuance of future permits. Alpha, along with all coal producers, is subject to a level of uncertainty regarding future clean water permits due to **United States Environmental Protection Agency (*EPA*)** involvement with state programs.

1.9 Conclusion and Recommendations

Sufficient data has been obtained through various exploration and sampling programs and mining operations to support the geological interpretations of seam structure and thickness for coal horizons situated on the Power Mountain property and reviewed in the study. The data is of sufficient quantity and reliability to reasonably support the coal resource estimates in this TRS.

MARSHALL MILLER & ASSOCIATES, INC. 9

Alpha Metallurgical Resources, Inc.
Statement of Coal Resources for the
Power Mountain Underground Complex in Accordance with
United States SEC Standards as of December 31, 2025
Central Appalachian Coal Basin
West Virginia, USA

In summary:

> Potentially underground mineable resources totalling 75.62 million in-place tons have been estimated for the licenses of the Property. Of this total, 43.86 million tons are in the measured category, 31.58 million tons are in the indicated category, and 0.18 million tons are in the inferred category.

> The total measured and indicated categories contain 75.44 million resource tons representing approximately 99 percent of the coal resource.

2 Introduction

2.1 Registrant and Terms of Reference

Alpha authorized MM&A to prepare this Technical Report Summary (*TRS*) of coal resources controlled by Alpha in the Eagle and Powellton seams located in Nicholas and Clay Counties, West Virginia (the *Property*). This report was prepared for the sole use of Alpha and its affiliated and subsidiary companies and advisors.

The report provides a statement of coal resources for Alpha, as defined under the **United States Securities and Exchange Commission (*SEC*)** standards.

Coal resources are herein reported in U.S. units of measurement.

2.2 Information Sources

The technical report is based on information provided by Alpha and reviewed by MM&A's professionals, including geologists, mining engineers and environmental scientists. MM&A's professionals hold professional registrations and memberships which qualify them as Qualified Persons in accordance with SEC guidelines.

MARSHALL MILLER & ASSOCIATES, INC. 10

Alpha Metallurgical Resources, Inc.
Statement of Coal Resources for the
Power Mountain Underground Complex in Accordance with
United States SEC Standards as of December 31, 2025
Central Appalachian Coal Basin
West Virginia, USA

Sources of data and information are listed below in *Table 2-1*.

Table 2-1: Information from Registrant Incorporated into Study

Category	Information Provided by Alpha	Report Section
Geological	Geologic data including digital databases and original source data including geologist logs, driller's logs, geophysical logs, drill hole location surveys.	9.1
Coal Quality	Database of coal quality information supplemented with original source laboratory sheets where available.	10.1
Costs	Historical and budgetary operating cost information used in the initial economic analysis of resources exclusive of reserves.	11.2.1

Note: While the sources of data listed in *Table 2-1* are not exhaustive, they represent a significant portion of information which supports this TRS. MM&A reviewed the provided data and found it to be reasonable prior to incorporating it into the TRS. The TRS contains the assumption that Alpha will continue to acquire necessary permits, and other assumptions. The TRS statements and conclusions are not a guarantee of future performance and undue reliance should not be placed on them. The ability of Alpha to recover the estimated coal resources in the future is dependent on multiple factors beyond the control of MM&A including, but not limited to economics, geologic factors, mining conditions, regulatory approvals and changes in regulations. In all cases, the plans assume the Property is under competent management.

2.3 Scope of Assignment

Alpha engaged MM&A to conduct a coal resource evaluation of the Powellton and Eagle coal seams at the Power Mountain property in Nicholas and Clay Counties, West Virginia and as of December 31, 2025. For the evaluation, the following tasks were to be completed:

> Process the information supporting the estimation of coal resources into geological models for coal resources associated with the Jerry Fork Mine and The Rolling Thunder Mine.

> Hold discussions with Alpha company management; and

> Prepare and issue a Technical Report Summary providing a statement of coal resources which would include:

- A description of the facilities.
- A description of the evaluation process.
- An estimation of coal resources with compliance elements as stated under the SEC S-K 1300 regulations.

2.4 Personal Inspections

MM&A is very familiar with the Power Mountain West Virginia Properties, having provided a variety of services in recent years. Qualitied Persons involved in this TRS have conducted a site visit to the new Rolling Thunder Powellton mine during September 2023 and visited Jerry Fork and Power Mountain surface facilities.

MARSHALL MILLER & ASSOCIATES, INC. 11

Alpha Metallurgical Resources, Inc.
Statement of Coal Resources for the
Power Mountain Underground Complex in Accordance with
United States SEC Standards as of December 31, 2025
Central Appalachian Coal Basin
West Virginia, USA

2.5 Updates to Previous TRS

MM&A previously prepared an S-K 1300 TRS filings pertaining to the Property for the period ending December 31, 2023, and December 31, 2024. Additionally, multiple reserve analyses have been completed on the Property by MM&A and other industry experts.

3 Property Description

3.1 Location

The Power Mountain Complex is located in the Central Appalachian Basin of southern West Virginia (see *Figure 3-1*) with coal properties in Nicholas and Clay Counties. The Jerry Fork Eagle Mine is located within the Power Mountain facilities area that includes the preparation plant and rail surface facilities. The Rolling Thunder Powellton seam property is located approximately 10 miles west of the preparation plant and surface facilities. The Power Mountain surface facilities are approximately 20 miles west of the town of Summerville, West Virginia, the county seat of Nicholas County. Additionally, the Property is approximately 50 miles north of Beckley, West Virginia, and 53 miles east of Charleston, West Virginia, the state capital of West Virginia. Surface facilities for the operation are located in the Twentymile Creek and Gauley River drainage basins. Numerous small communities are present near the Property such as Drennen, Lockwood, and Belva, West Virginia.

The nearest major population center is Charleston, West Virginia, the capital of West Virginia that is approximately 53 miles west of the surface facilities. Other major population centers are Beckley, West Virginia (50 miles south), Roanoke, Virginia (155 miles southeast), Morgantown, West Virginia (135 miles north), and Lexington, Kentucky (230 miles west).

The Mammoth preparation plant is located near Montgomery, Fayette County, West Virginia along the Kanawha River. The plant is accessed from West Virginia Route WV-60 and is located approximately 30 miles east of Charleston, West Virginia.

The coal resources are located on the following **United States Geological Survey (*USGS*)** Quadrangles: Bentree, Lockwood, Gilboa, and Swandale. The coordinate system and datum used for the model of the Power Mountain coal resources and mine complex and the subsequent maps were produced in the West Virginia State Plane South system, NAD 27.

MARSHALL MILLER & ASSOCIATES, INC. 12

Alpha Metallurgical Resources, Inc.
Statement of Coal Resources for the
Power Mountain Underground Complex in Accordance with
United States SEC Standards as of December 31, 2025
Central Appalachian Coal Basin
West Virginia, USA

Figure 3-1: Property Location Map


Jackson
Roane
Braxton
Upshur
Putnam
79
Webster
Power Mountain
Property
Clay
Charleston
Jerry Fork Mine
Kanawha
Summersville
Pocahontas
Nicholas
Rolling Thunder
Mine
Mammoth
Plant
Boone
77
Fayette
Greenbier
N
64
0
15 Miles
Beckley
Raleigh

3.2 Titles, Claims or Leases

MM&A has not carried out a separate title verification for the coal property and has not verified leases, deeds, surveys, or other property control instruments pertinent to the subject resources. Alpha's property is comprised of approximately 51,939 total acres of mineral control owned in fee and approximately 9 separate leases with varying expiration dates *Table 3-1* lists the Power Mountain property mineral control. Alpha has represented to MM&A that Alpha controls the mining rights to the resources as shown on the property maps, and MM&A has accepted these as being a true and accurate depiction of the mineral rights controlled by Alpha.

MARSHALL MILLER & ASSOCIATES, INC. 13

Alpha Metallurgical Resources, Inc.
Statement of Coal Resources for the
Power Mountain Underground Complex in Accordance with
United States SEC Standards as of December 31, 2025
Central Appalachian Coal Basin
West Virginia, USA

Table 3-1: Mineral Control – Power Mountain Complex

Reference File No.	Document Type	Expiration Date (1)	On-going Minimum Royalty (2)	On-going Production Royalty (3)
PD 1	Deed	N/A	No	N/A
PD 2	Deed	N/A	No	N/A
PD 3	Deed	N/A	No	N/A
PD 4	Deed	N/A	No	N/A
PD 5	Deed	N/A	No	N/A
PL 1	Lease	3/31/2026	Yes	Yes
PL 4	Lease	12/31/2026	Yes	Yes
PL 5	Lease	5/11/2027	Yes	Yes
PL 6	Lease	5/11/2027	Yes	Yes
PL 8	Lease	10/31/2031	No	Yes
PL 9	Lease	10/30/2029	No	Yes
PL 10	Lease	12/31/2029	Yes	Yes
PL 11	Lease	6/30/2026	No	Yes
PL 12	Lease	3/5/2030	Yes	Yes

(1) For leases with expiration dates, Company has option to renew or expects to renew until all mineable and merchantable coal is exhausted
(2) Minimum royalty payments are generally recoupable against future production royalties.
(3) Royalty rates range from 5.5% to 9% of gross selling price

3.3 Mineral Rights

Alpha supplied property control maps to MM&A related to properties for which mineral and/or surface property are controlled by Alpha. While MM&A accepted these representations as being true and accurate, through experience with the Property, MM&A has no knowledge of past property boundary disputes or other concerns that could impact future mining operations or development potential.

Property control in Appalachia can be intricate. Coal mining properties are typically composed of numerous property tracts which are owned and/or leased from both land holding companies and private individuals or companies. It is common to encounter severed ownership, with different entities or individuals controlling the surface and mineral rights. Mineral control in the region is typically characterized by leases or ownership of larger tracts of land, with surface control generally comprised of smaller tracts, particularly in developed areas.

Control of the surface property is necessary to conduct surface mining but is not necessary to conduct underground mining aside from relatively limited areas required for seam access or ventilation infrastructure. Alpha's executive management team has a history of mining in Central Appalachia and has conveyed to MM&A that it has been successful in acquiring surface rights where needed for past operations.

By assignment, MM&A has not completed a title review of the Power Mountain properties.

MARSHALL MILLER & ASSOCIATES, INC. 14

Alpha Metallurgical Resources, Inc. Statement of Coal Resources for the Power Mountain Underground Complex in Accordance with United States SEC Standards as of December 31, 2025 Central Appalachian Coal Basin West Virginia, USA MARSHALL MILLER & ASSOCIATES, INC. 15 3.4 Encumbrances No Title Encumbrances are known. By assignment, MM&A did not complete a query related to Title Encumbrances or Environmental Encumbrances. 3.5 Other Risks There is always risk involved in property control. As is common practice, Alpha, and its predecessors, have had their land teams examine the deeds and title control to minimize this risk. Historically, property control has not posed any significant challenges related to Power Mountain operations. 4 Accessibility, Climate, Local Resources, Infrastructure and Physiography 4.1 Topography, Elevation, and Vegetation The Property is located within the Appalachian Plateau physiographic province along the Gauley River. The terrain is typical of the Central Appalachian Plateau’s physiographic province, being rugged and deeply dissected by V-shaped river valleys and flanked by steep-sided upland regions. Slopes in the area are mostly steep to very steep with some gently slopes with relatively narrow ridges. Surface elevations near the mine complex range from approximately 900 feet above sea level at streams to approximately 2,000 feet at ridge tops. The area is heavily vegetated and has a significant amount of hardwood forests. The Property is not situated near any major urban centers. 4.2 Access and Transport Primary access to the Power Mountain properties is provided through West Virginia Route 39 (WV-39) that parallels the Gauley River. WV-39 connects with West Virginia Route 19 (WV-19) in Summersville, WV and State Route-60 at Gauley Bridge that provides access to Charleston, West Virginia and points north and south. Numerous secondary and unimproved roads provide direct access to the mine property. These roads typically stay open throughout the year. Within the Property, unimproved roads are utilized to access gas drainage wells and surface based deep mine infrastructure. Rail transport is provided to the Power Mountain loadout by Norfolk Southern (NS) Railroad. The Mammoth plant is served by the NS Railroad and also has barge loading facilities. 4.3 Proximity to Population Centers The Power Mountain properties are located near the town of Summersville, West Virginia in Nicholas County. There are no large population centers in close proximity to the Property. The nearest major Alpha Metallurgical Resources, Inc. Statement of Coal Resources for the Power Mountain Underground Complex in Accordance with United States SEC Standards as of December 31, 2025 Central Appalachian Coal Basin West Virginia, USA MARSHALL MILLER & ASSOCIATES, INC. 16 population centers are Charleston, West Virginia (53 miles west), Roanoke, Virginia (155 miles southeast), and Morgantown, West Virginia (135 miles north), and Lexington, Kentucky (230 miles west). As of the 2020 census, Nicholas County had just over 24,600 residents. 4.4 Climate and Length of Operating Season The climate of the region is classified as humid continental with four distinct seasons: warm summers, cold winters, and moderate fall and spring seasons. Precipitation in the region is consistent throughout the year, approximately 3 to 5 inches per month, with the most rain falling in spring and the early months of summer. Average yearly precipitation is 51.1 inches. Summer months typically begin in late May and end in early September and range in average temperature from 46 to 78 degrees Fahrenheit. Winters typically begin in mid to late November and run until mid to late March with average temperatures ranging from 19 to 52 degrees Fahrenheit. Precipitation in the winter typically comes in the form of snowfall or as a wintery mix (sleet and snow) with severe snowfall events occurring occasionally. Seasonal variations in climate typically do not affect underground mining in West Virginia. 4.5 Infrastructure The Power Mountain properties have sources of water, power, personnel, and supplies readily available for use. Personnel have historically been hired from the surrounding communities in Nicholas, Raleigh, Kanawha, Fayette, and Boone Counties, and have proven to be adequate in numbers to conduct mining operations. As mining is common in the surrounding areas, the workforce is generally familiar with mining practices, and many are experienced miners. Water is sourced locally from ground water collected in abandoned underground mines and the refuge impoundment, and electricity is sourced from Appalachian Power, a subsidiary of American Electric Power (AEP). The service industry in the areas surrounding the mine complex has historically provided supplies, equipment repairs and fabrication, etc. Alpha’s Power Mountain preparation plant services consumers with washed coal, which is transported via the adjacent NS rail line at the Power Mountain loadout. Haul roads, primary roads, and conveyor belt systems account for transport from the various mine sites to the preparation plant. 5 History 5.1 Previous Operation The Power Mountain properties involve a complex combination of previous ownership. Coal mining in the area has occurred for nearly a century. Predecessors of Alpha, namely Alpha Natural Resources (ANR) and Massey Energy (Massey) previously held mining rights on much of the Property. The current Power Mountain preparation plant surface facilities were constructed in 1985 by A.T. Massey Coal Company. The preparation plant was upgraded in 2010 and the refuse disposal areas,

Alpha Metallurgical Resources, Inc.
Statement of Coal Resources for the
Power Mountain Underground Complex in Accordance with
United States SEC Standards as of December 31, 2025
Central Appalachian Coal Basin
West Virginia, USA

utility infrastructure and rail transportation have been maintained to provide a modern coal processing facility for the Property.

The Eagle seam resources are associated with the Jerry Fork Eagle underground mine. The mine was constructed in 1999 and has since been in continuous operation. The Rolling Thunder Powellton seam resources were developed in 2023, additionally there is historic underground mining on the Property.

5.2 Previous Exploration

Extensive exploration in the form of subsurface drill efforts has been carried out on the Property by numerous entities, most of which efforts were completed prior to the inception of Alpha. The most recent exploration drilling has been conducted by Alpha in 2025. Diamond core and rotary drilling are the primary types of exploration on the Property. Data for correlation and mining conditions are derived from core descriptions and geophysical logging (e-logging). Coal quality analyses were also employed during the core exploration process. The development of this report included an assessment of over 250 exploration drill holes, largely comprised of coal measurements.

Drill records indicate that independent contract drilling operators have typically been engaged to carry out drilling on the Property. Geophysical logging was typically performed by outside logging firms. MM&A, via its Geophysical Logging Systems (*GLS*) subsidiary, has logged a significant number of the past exploration holes, including most of the recently drilled holes.

6 Geology

6.1 Regional, Local and Property Geology

The Property lies in the Central Appalachian Coal Basin in the Appalachian Plateau physiographic province.

The coal deposits in the eastern US are the oldest and most extensively developed coal deposits in the country. The coal deposits on the Property are Carboniferous in age, being of the Pennsylvanian system. Overall, these Carboniferous coals contain two-fifths of the US's bituminous coal deposits and extend over 900 miles from northern Alabama to Pennsylvania and are part of what is known as the *Appalachian Basin*. The Appalachian Basin is more than 250 miles wide and, in some portions, contains over 60 coal seams of varying economic significance.

Coal seams and zones of economic significance typically range between 24 and 48 inches in thickness, with relatively little structural deformation. Regional structure is typically characterized by gently dipping strata to the northwest at one to four percent, averaging three percent.

Strata on the Property are mostly of the Pennsylvanian-age Kanawha Formation and the older, lower Beckley and Fire Creek seams are part of the New River Formation of the Pottsville Series. The rock

MARSHALL MILLER & ASSOCIATES, INC. 17

Alpha Metallurgical Resources, Inc.
Statement of Coal Resources for the
Power Mountain Underground Complex in Accordance with
United States SEC Standards as of December 31, 2025
Central Appalachian Coal Basin
West Virginia, USA

formations between the coal seams are characterized by large proportions of sandstone interspersed with shale units.

Coal seams with remaining resource potential evaluated within this TRS include, in descending stratigraphic order, the Powellton and the Eagle seams.

Figure 6-1 illustrates the extent of the Appalachian Basin (in gray) and coal-bearing regions (divided by green lines).

Figure 6-1: Extent of Appalachian Basin (modified after USGS 1625-C)


EXPLANATION
Appalachian Basin coal regions
MI
Lake Erie
NY
PA
NJ
OH
IN
IL
MD
DE
WV
VA
KY
Cincinnati Arch
Northern region
Central region
Allegheny Front
TN
NC
MS
Southern region
SC
AL
GA
Atlantic Ocean
100
0
100 Miles

6.2 Mineralization

The generalized stratigraphic columnar section in *Figure 6-2* demonstrates the vertical relationship of the principal coal seams and rock formations on the Property.

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Alpha Metallurgical Resources, Inc.
Statement of Coal Resources for the
Power Mountain Underground Complex in Accordance with
United States SEC Standards as of December 31, 2025
Central Appalachian Coal Basin
West Virginia, USA

Figure 6-2: Power Mountain Generalized Stratigraphic Column


0
100
200
300
400
500
600
700
800
Stockton (52000)
Coalburg (51000)
Middle Cedar Grove (38000)
No.2 Gas (30000)
Powellton (29000)
Eagle (24000)
Little Eagle (23000)
Mapped Resource Coal Seam
Significant Coal Seam

6.3 Deposits

6.3.1 Seam Description

The coal produced at the Power Mountain complex is High-volatile B bituminous coal based on the ASTM classification of coals. This ranking is for coal with greater than 31% volatile matter and a moist, mineral matter free btu of 13,000 to 14,000. These coals have historically been sold on metallurgical market. Due to the high value of these High Volatile coking coals, all the seams have been extensively mined in the past. Generally, the coal rank increases with depth whereas the highest seams stratigraphically and physically on the hills exhibit the greatest volatile matter content and deepest seams exhibit the lowest volatile matter content.

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Alpha Metallurgical Resources, Inc.
Statement of Coal Resources for the
Power Mountain Underground Complex in Accordance with
United States SEC Standards as of December 31, 2025
Central Appalachian Coal Basin
West Virginia, USA

The highest structural elevations are along the southeastern margin of the resource deposits with the strata generally dipping northwest at approximately 2%. The Eagle seam at Jerry Fork Mine would be considered below drainage. The Eagle seam was accessed through a box cut at the Jerry Fork mine. The southeastern extent of the Rolling Thunder Powellton seam resource outcrops along Twentymile Creek and dips northwest below drainage. Coal seams that outcrop and are above-drainage generally contain significantly less inherent methane gas than deep below drainage deposits.

7 Exploration

7.1 Nature and Extent of Exploration

The Power Mountain property has been extensively explored by subsurface drilling efforts carried out by numerous entities, most of which were completed prior to ownership by Alpha.

Diamond core and rotary drilling are the primary types of exploration on the Property. Data for correlation and mining conditions are derived from core descriptions and geophysical logging (e-logging). Coal quality analyses were also employed during the core exploration process.

Drill records indicate that independent contract drilling operators have typically been engaged to carry out drilling on the Property. Geophysical logging was typically performed by outside logging firms. MM&A, via its Geophysical Logging Systems subsidiary, has logged a portion of the past exploration holes, including most of the recently drilled holes.

The location of the drilling is shown on the maps included in *Appendix C.*

The concentration of exploration varies slightly across the Property. Drilling on the Property is sufficient for delineation of deep mineable coal horizons. Core logging is carried out by geologists in cases where roof and floor strata are of particular interest and in cases where greater resolution and geologic detail are needed. In many cases the drill hole data comes from simplified driller's logs, which may lack specific details regarding geotechnical conditions and specific geology, making correlations and floor and roof conditions difficult to determine. Geophysical logging (e-logging) techniques, by contrast, document specific details useful for geologic interpretation and mining conditions. Given the variability of data-gathering methods, *definitive* mapping of future mining conditions may not be possible, but projections and assumptions can be made within a *reasonable* degree of certainty. A significant effort was put into verifying the integrity of the database. Once this was established, stratigraphic columnar sections were generated using cross-sectional analysis to establish or confirm coal seam correlations.

A typical cross-section is shown in *Figure 7-1.*

MARSHALL MILLER & ASSOCIATES, INC. 20

Alpha Metallurgical Resources, Inc. Statement of Coal Resources for the Power Mountain Underground Complex in Accordance with United States SEC Standards as of December 31, 2025 Central Appalachian Coal Basin West Virginia, USA MARSHALL MILLER & ASSOCIATES, INC. 21 Figure 7-1: Power Mountain Cross-Section Due to the long history of exploration by various parties on the Property, a wide variety of survey techniques exist for documentation of data point locations. Many of the older exploration drill holes appear to have been located by survey and more recently completed drill holes are often located by high-resolution Global Positioning System (GPS) units. However, some holes appear to have been approximately located using USGS topography maps or other methods which are less accurate. Therefore, discretion had to be used regarding the accuracy for the location and ground surface elevation of some of these older drill holes. In instances where a drill hole location (or associated coal seam elevations) appeared to be inconsistent with the overall structural trend (or surface topography for surface-mineable areas), the data point was not honored for geological modeling. Others with apparently minor variances were adjusted and then used by MM&A. Alpha Metallurgical Resources, Inc. Statement of Coal Resources for the Power Mountain Underground Complex in Accordance with United States SEC Standards as of December 31, 2025 Central Appalachian Coal Basin West Virginia, USA MARSHALL MILLER & ASSOCIATES, INC. 22 Surveying of the underground and surface mined areas has been performed by the mine operators and/or their consulting surveyors. By assignment, MM&A did not verify the accuracy or completeness of mine maps supplied by Alpha but accepted this information as being the work of responsible engineers and surveyors, as required by both State and Federal Law. 7.2 Drilling Procedures Core drilling methods utilize NX-size (21/8 inch) or similar-sized core cylinders to recover core samples, which can be used to delineate geologic characteristics, and for coal quality testing and geotechnical logging. For the core holes, the geophysical logs are especially useful in verifying the core recovery of both the coal samples (for assurance that sample is representative of the full seam) and of the roof and floor rock samples (for evaluating ground control characteristics of deep mineable coal seams). In addition to the core holes, rotary drilled holes also exist on the Property. Data for the rotary drilled holes is mainly derived from downhole geophysical logs, which are used to interpret coal and rock thickness and depth since logging of the drill cuttings is not reliable. A wide variety of core-logging techniques exist for the Property. For many of the core holes, the primary data source is a generalized lithology description by the driller, more recent holes are generally supplemented by a more detailed core log completed by a geologist. These drilling logs were provided to MM&A as a geological database. MM&A geologists were not involved in the production of original core logs but did perform a basic check of information within the provided database. 7.3 Hydrology Hydrologic testing and forecasting are necessary parts of the permitting process and as such are routinely considered in the mine planning process. Power Mountain has a lengthy history of operation in the Eagle coal seam at Jerry Fork and no significant hydrologic concerns or material issues have been experienced in its history. Future mining is projected to occur in areas exhibiting similar hydrogeological conditions as past mining. Based upon the successful history of the operation with regards to hydrogeological features, MM&A assumes that the operation will not be hindered by such issues in the future. Underground coal mining in Appalachia is often beneath active streams and near flooded abandoned mine workings. Water inflows from these sources are an inherent risk that is managed through mine design and planning. 7.4 Geotechnical Data The effects of weathering and stress-relief fracturing are more pronounced at shallow overburden depths, and due to the potential adverse mining conditions that can be encountered within those low- cover areas, coal resources have not been determined for any area that lies within less than 100 feet of overburden thickness. Other potential adverse conditions can be brought on by lithologic transition

Alpha Metallurgical Resources, Inc. Statement of Coal Resources for the Power Mountain Underground Complex in Accordance with United States SEC Standards as of December 31, 2025 Central Appalachian Coal Basin West Virginia, USA MARSHALL MILLER & ASSOCIATES, INC. 23 zones within the near roof strata of the mine. The Powellton seam roof has areas of sandstone roof that transitions to shale roof rock. The Eagle seam is dominated by a relatively consistent shale roof lithology. None of the potential features discussed above should preclude mine development if proper engineering controls are put in place. MM&A’s site-specific knowledge of geotechnical information is limited to its employees’ experience at the operation and common knowledge of typical geotechnical based mining issues which are anticipated to be applicable to the subject resource. MM&A has not received exploration-based geotechnical information and has not conducted geotechnical modeling or assessments as part of this engagement. Such modeling would generally be applied to a reserve level analysis. 8 Sample Preparation Analyses and Security 8.1 Prior to Sending to the Lab Coal samples have been obtained from the Property by subsurface exploration using core drilling techniques. The protocol for preparing and testing the samples has varied over time and is not well documented for the older holes drilled on the Property. Typical core-drilling sampling methods for coal in the United States involves drilling through the seam, removing the core from the barrel, describing the lithology, wrapping the coal sample in a sealed plastic sleeve, and placing it lengthwise into a covered core box, and carefully marking hole ID and depth intervals on each box and lid, allowing the core to be delivered to a laboratory in correct stratigraphic order, and with original moisture content. This process has been the norm for both historical and ongoing exploration activities at the Property. This work is typically performed by the supervising driller, geologist, or company personnel. Samples are most often delivered to the company by the driller after each shift or acquired by company personnel or representatives. Coal core samples were obtained by previous or current operators on the Property. MM&A did not participate in the collection, sampling, shipment of core, and analysis of core samples. However, it is reasonable to assume, given the consistency of quality from other previous operators, that these samples were generally collected and processed under industry best practices. This assumption is based on MM&A’s familiarity with the operating companies and the companies used to perform the analysis. In addition to the steps taken to ensure the accuracy of the historical data as described above, Alpha reports that the company employs a detailed chain of custody process during their current sampling programs. This chain of custody process follows the sample from the time it is drilled until the final quality results are entered into a database for preparation of geologic models. Alpha Metallurgical Resources, Inc. Statement of Coal Resources for the Power Mountain Underground Complex in Accordance with United States SEC Standards as of December 31, 2025 Central Appalachian Coal Basin West Virginia, USA MARSHALL MILLER & ASSOCIATES, INC. 24 8.2 Lab Procedures Coal quality testing has been performed over many years by operating companies using different laboratories and testing regimens. Some of the samples have raw analyses and washability’s on the full seam (with coal and rock parting layers co-mingled) and are mainly useful for characterizing the coal quality for projected production from underground mining. Other samples have coal and rock analyzed separately, the results which can be manipulated to forecast underground mining quality. Care has been taken to use only those analyses that are representative of the coal quality parameters for the appropriate mining type for each sample. Standard procedure upon receipt of core samples by the testing laboratory is to: 1) log the depth and thickness of the sample; then 2) perform testing as specified by a representative of the operating company. Each sample is then analyzed in accordance with procedures defined under ASTM International (ASTM) standards including, but not limited to washability (ASTM D4371); ash (ASTM D3174); sulfur (ASTM D4239); Btu/lb. (ASTM D5865); volatile matter (ASTM D3175); and Free Swell Index (FSI) (ASTM D720). While not confirmed by MM&A, it is assumed that best practices and ASTM (or equivalent standards at the time of testing) were utilized in laboratory quality testing. 9 Data Verification 9.1 Procedures of Qualified Person MM&A reviewed the Alpha-supplied digital geologic database and supplemented the database with its own in-house records which have been maintained for both Alpha and previous operators of the Property. The database consists of data records, which include drill hole information for holes that lie within and adjacent to the Property and records for numerous supplemental coal seam thickness measurements. Once the initial integrity of the database was established, stratigraphic columnar sections were generated using cross-sectional analysis to establish or confirm coal seam correlations. Geophysical logs were used wherever available to assist in confirming the seam correlation and to verify proper seam thickness measurements and recovery of coal samples. Additionally, an audit of the Alpha digital database was conducted in 2021 by comparing seam depths, coal, and parting thicknesses in the database against the source drill logs and the results were acceptable. After establishing and/or verifying proper seam correlation, seam data control maps and geological cross-sections were generated and again used to verify seam correlations and data integrity. Once the database was fully vetted, seam thickness, base-of-seam elevation, roof and floor lithology, and overburden maps were independently generated for use in the mine planning process.

MARSHALL MILLER & ASSOCIATES
Alpha Metallurgical Resources, Inc.
Statement of Coal Resources for the
Power Mountain Underground Complex in Accordance with
United States SEC Standards as of December 31, 2025
Central Appalachian Coal Basin
West Virginia, USA

Coal quality was analyzed and summarized by MM&A's team of geologists and engineers. Quality was provided by Alpha in various database formats, laboratory data sheets, and also obtained directly from MM&A's files. Care was taken to ensure that sampled data was representative of the mineable section. In instances where minimal representative data was noted, geological tonnages were estimated based upon applying assumed densities of coal and non-coal material to thicknesses expressed in geological database files.

9.2 Limitations

MM&A did not encounter material limitations when verifying the integrity of exploration data. Where appropriate, modifications were made to lithological correlations to reflect MM&A's best interpretations of the geological setting. As with any geological model, the accuracy of correlations is limited to the extent of available data. Further exploration could potentially modify geological interpretations expressed by MM&A in this TRS.

9.3 Opinion of the Qualified Person

Sufficient data has been obtained through various exploration and sampling programs and mining operations to support the geological interpretations of seam structure and thickness for coal horizons situated on the Power Mountain property. The data is of sufficient quantity and reliability to reasonably support the coal resource estimates in this TRS.

10 Mineral Processing

10.1 Testing Procedures

Basic chemical analyses (both raw and washed quality), petrographic data, rheological data and ash, ultimate and sulfur analysis are available but not summarized for this filing.

Available coal quality data sourced from MM&A's vaults (associated with former projects for Alpha and its predecessors) was tabulated by resource area in a Microsoft® EXCEL workbook. Such data contained laboratory sheets which MM&A utilized to confirm that sampled intervals were representative of geological models and confirm that appropriate laboratory procedures were utilized to derive raw and clean coal parameters. Additionally, Alpha provided MM&A with a database of its own in-house coal quality information which did **not** include backup laboratory information or sampled intervals. MM&A compared wash recovery values from Alpha's dataset to proximal holes with wash recovery data in MM&A's dataset and calculated estimates of wash recovery based upon the relative percentages of coal and rock from lithologic descriptions. In general, MM&A found that Alpha's dataset was representative and appropriate for inclusion in coal quality summaries. Quality tables also provide basic statistical analyses of the coal quality datasets, including average value; maximum and minimum values; and the number of samples available to represent each quality parameter of the seam. Coal

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MARSHALL MILLER & ASSOCIATES
Alpha Metallurgical Resources, Inc.
Statement of Coal Resources for the
Power Mountain Underground Complex in Accordance with
United States SEC Standards as of December 31, 2025
Central Appalachian Coal Basin
West Virginia, USA

samples that were deemed by MM&A geologists to be unrepresentative were not used for statistical analysis of coal quality, as documented in the tabulations.

The amount and areal extent of coal sampling for geological data is generally sufficient to represent the quality characteristics of the coal horizons and allow for proper market placement of the subject coal seams. For some of the coal deposits, there are considerable laboratory data from core samples that are representative of the full extent of the resource area; and for others there are more limited data to represent the resource area. For example, in the active operations with considerable previous mining, there may be limited quality data within some of the remaining resource areas; however, in those cases the core sampling data can be supplemented with operational data from mining and shipped quality samples representative of the resource area. A summary of the available washed coal quality information for the Property is provided in *Table 10-1*, along with a summary of raw coal quality data in *Table 10-2*.

Table 10-1: Average Washed Coal Quality at 1.50 Float by Resource Area

Resource Area	Estimated Visual Recovery %	% Recovery	% Ash	% Sulfur	Btu/lb.	No. of Samples
Powellton Multi-Bench	56.20	67.56	4.53	1.47	14,650	16/ 2 / 6 / 6 / 6
Powellton Single Bench	77.73	82.37	4.88	1.16	14,457	21/ 15 / 14 / 15 / 12
Eagle – North Block A	82.87	86.78	5.50	0.78	14,385	3/ 3 / 3/ 3 / 2
Eagle South Block B and D	83.82	84.73	5.87	0.83	14,460	12 / 21 /21 /21/19
Eagle Block C	80.68	89.27	5.69	0.70	14,506	2

1. Coal quality is reported on a clean basis for informational purposes only. Resources reported in this TRS are expressed on an in-place basis, inclusive of high ash parting material which is removed during coal cleaning.
2. No. of samples for each parameter denoted for each category if different.

Table 10-2: Average Raw Coal Quality (Dry Basis) by Resource Area

Resource Area	% Ash	% Sulfur	Btu/lb.	No. of Samples
Powellton Multi-Bench	19.69	5.21	11,947	2
Powellton Single Bench	14.68	1.21	12,775	14
Eagle – North Block A	10.50	0.84	13,801	5 / 1 / 1
Eagle South Block B	10.84	1.37	13,224	6 / 2 / 2
Eagle Block C	9.51	0.66	13,651	2/ 1/ 1

10.2 Relationship of Tests to the Whole

The extensive sampling and testing procedures typically followed in the Coal Industry result in an excellent correlation between samples and Marketable product. The Power Mountain property has a long history of saleable production, in the High-volatile metallurgical markets, confirming exploration results.

10.3 Lab Information

Each sample is analyzed at area Laboratories that operate in accordance with procedures defined under ASTM standards including, but not limited to; washability (ASTM D4371); ash (ASTM D3174); sulfur

MARSHALL MILLER & ASSOCIATES, INC. 26

Alpha Metallurgical Resources, Inc.
Statement of Coal Resources for the
Power Mountain Underground Complex in Accordance with
United States SEC Standards as of December 31, 2025
Central Appalachian Coal Basin
West Virginia, USA

(ASTM D4239); Btu/lb. (ASTM D5865); volatile matter (ASTM D3175); Free Swell Index (*FSI*) (ASTM D720).

10.4 Relevant Results

No critical factors have been found that would adversely affect the recovery of the resources. Any quality issues that occur, either localized or general, are accounted for in the resource analysis.

11 Mineral Resource Estimates

MM&A independently created a geologic model to define the coal resources at the Property. Coal resources were estimated as of December 31, 2025. The resource estimates criteria were developed using industry-accepted standards to assure that the basic geologic characteristics of the coal resources are in reasonable conformity with those currently being mined and marketed in the region. The tonnage estimates provided herein report in-situ coal resources as measured, indicated, and inferred.

11.1 Assumptions, Parameters and Methodology

Geological data was imported into Carlson Mining® geological modelling software in the form of Microsoft® Excel files incorporating drill hole collars, seam and thickness picks, bottom seam elevations and raw and washed coal quality. These data files were validated prior to importing into the software. Once imported, a geologic model was created, reviewed, and verified with a key element being a gridded model of coal seam thickness. Resource tons were estimated by using the seam thickness grid based on each valid point of observation and by defining resource confidence arcs around the points of observation. Points of observation for Measured and Indicated confidence arcs were defined for all valid drillholes that intersected the seam using standards deemed acceptable by MM&A based on a detailed geologic evaluation and a statistical analysis of all drill holes within the projected resource areas as described in *Section 11.1.1*. The geological evaluation incorporated an analysis of seam thickness related to depositional environments, adjacent roof, and floor lithologies.

After validating coal seam data and establishing correlations, the seam thickness, coal thickness and elevation for seams of economic interest were used to generate a geologic model. Local geological and physical conditions were incorporated into the model where mineability and/or mining costs could be affected by the conditions. Both coal thickness and quality data are deemed by MM&A to be reasonably sufficient within the resource areas. Therefore, there is a reasonable level of confidence in the geologic interpretations required for coal resource determination based on the available data and the techniques applied to the data.

Table 11-1 below provides the geological mapping and coal tonnage estimation criteria used for the coal resource evaluation. These cut-off parameters have been developed by MM&A based on its experience with the Property and are typical of mining operations in the Central Appalachian coal basin.

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Alpha Metallurgical Resources, Inc.
Statement of Coal Resources for the
Power Mountain Underground Complex in Accordance with
United States SEC Standards as of December 31, 2025
Central Appalachian Coal Basin
West Virginia, USA

Table 11-1: General Resource Evaluation Criteria

Item	Parameters	Technical Notes & Exceptions*
• General Reserve Criteria		
Reserve Classification	Resource	Coal resources as reported are exclusive of coal reserves (have not been converted to reserve).
Reliability Categories	Resource (Measured, Indicated & Inferred)	To better reflect geological conditions of the coal deposits, distance between points of observation is determined via statistical analysis
Measured Classification	0.25 Mile, (1320’) Projection form Measurement Point	Based on 11.1.1 Analysis
Indicated Classification	0.25 to 0.75 Mile, (1320’ to 3960’) Projection form Measurement Point	Based on 11.1.1 Analysis
Inferred Classification	0.75 to 3.0 Mile, (3960’ to 15,840) Projection form Measurement Point	Based on 11.1.1 Analysis
Effective Date of Resource Estimate	December 31, 2025	Coal resources were estimated based upon depletion maps as of September 30, 2025, and a fourth quarter 2025 production depletion adjustment.
Seam Density - with Raw Seam Analysis	1.25 + (Raw Ash% / 100)	
Seam Density - without Raw Seam Analysis	Estimated by (1) assuming specific gravity of 1.30 for coal and 2.25 for rock parting	
• Underground-Mineable Criteria		
Map Thickness	Total seam thickness	
Minimum Seam Thickness	2.5 Feet, 30 inches	Minor Exceptions for localized zones of thinner coal
Minimum Mining Thickness	Not Considered	Resource Only Study
Minimum Total Coal Thickness	2.5 Feet, 30 inches	Minor Exceptions for localized zones of thinner coal
Minimum In-Seam Wash Recovery	Not Considered	Resource Only Study.
Wash Recovery Applied to Coal Reserves	Not Applicable	Resources Reported on an In-Situ Basis
Out-of-Seam Dilution Thickness for Run-of-Mine Tons Applied to ROM tonnages	Not Considered	
Mine Barrier	Not Considered	
Minimum Resource Tonnage	400 thousand recoverable tons for individual area (logical mining unit)	
Minimum Overburden Depth	100 feet	
Minimum Interval to Rider Coal	Considered on a case-by-case basis, depending on interval lithology, etc.	
Minimum Interval to Overlying or Underlying Reserves	Not Applicable	
Minimum Interval to Overlying or Underlying Mined Areas	Not Applicable	
Adjustments Applied to Coal Resources	Not Applicable	Resources Reported on an In-Situ Basis

11.1.1 Geostatistical Analysis for Classification

MM&A completed a geostatistical analysis on drill holes within the resource boundaries to determine the applicability of the common United States classification system for measured and indicated coal resources. Historically, the United States has assumed that coal within ¼-mile (1,320 feet) of a point of observation represents a measured resource whereas coal between ¼-mile (1,320 feet) and ¾-mile (3,960 feet) from a point of observation is classified as indicated. Inferred resources are commonly assumed to be located between ¾-mile (3,960 feet) and 3 miles (15,840 feet) from a point of observation.

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Alpha Metallurgical Resources, Inc.
Statement of Coal Resources for the
Power Mountain Underground Complex in Accordance with
United States SEC Standards as of December 31, 2025
Central Appalachian Coal Basin
West Virginia, USA

MM&A performed a geostatistical analysis test of the Powellton seam data set using the Drill Hole Spacing Analysis (*DHSA*) method. This method attempts to quantify the uncertainty of applying a measurement from a central location to increasingly larger square blocks and provides recommendations for determining the distances between drill holes for measured, indicated, and inferred resources.

To perform DHSA the data set was processed to remove any erroneous data points, clustered data points, as well as directional trends. This was achieved using histograms, as seen in *Figure 11-1*, color coded scatter plots showing the geospatial positioning of the borings, *Figure 11-2*, and trend analysis.

Figure 11-1: Histogram of the Total Seam Thickness for the Powellton Seam Present in the Property


Frequency
Thickness (ft)

Figure 11-2: Scatter Plot of the Total Seam Thickness for the Powellton Seam Present in the Property


Thickness - Outliers Removed
Y-Position (*10000 ft)
X-Position (*10000 ft)

Following the completion of data processing, a variogram of the data set was created, *Figure 11-3*. The variogram plots average square difference against the separation distance between the data pairs. The separation distance is broken up into separate bins defined by a uniform lag distance (e.g., for a lag distance of 499 feet the bins would be 0 – 499 feet, 502 – 1,000 feet, etc.). Each pair of data points that are less than one lag distance apart are reported in the first bin. If the data pair is further apart than one lag distance but less than two lag distances apart, then the variance is reported in the second bin. The numerical average for differences reported for each bin is then plotted on the variogram. Care was taken to define the lag distance in such a way as to not overestimate any nugget effect present in the data set. Lastly, modeled equations, often spherical, gaussian, or exponential, are applied to the variogram to represent the data set across a continuous spectrum.

MARSHALL MILLER & ASSOCIATES, INC. 29

Alpha Metallurgical Resources, Inc.
Statement of Coal Resources for the
Power Mountain Underground Complex in Accordance with
United States SEC Standards as of December 31, 2025
Central Appalachian Coal Basin
West Virginia, USA

Figure 11-3: Variogram of the Total Seam Thickness for the Powellton Seam


Variogram residuals (ft²)
Number of pairs
Lag (*10000 ft)
Empir
Gaus
Expo
Sphe
Mate
Power
Pairs

The estimation variance is then calculated using information from the modeled variogram as well as charts published by Journal and Huijbregts (1978). This value estimates the variance from applying a single central measurement to increasingly larger square blocks. Care was taken to ensure any nugget effect present was added back into the data. This process was repeated for each test block size.

The final step of the process is to calculate the global estimation variance. In this step the number square blocks that would fit inside the selected study area is determined for each block size that was investigated in the previous step. The estimation variance is then divided by the number of blocks that would fit inside the study area for each test block size. Following this determination, the data is then transformed back to represent the relative error in the 95th-percentile range.

Figure 11-4 shows the results of the DHSA performed on the Powellton seam data for the Property. DHSA provides hole to hole spacing values, these distances need to be converted to radius from a central point in order to compare to the historical standards. A summary of the radius data is shown in *Table 11-2*. DHSA prescribes measured, indicated, and inferred drill hole spacings be determined at the 10-percent, 20-percent, and 50-percent levels of relative error, respectively.

MARSHALL MILLER & ASSOCIATES, INC. 30

Alpha Metallurgical Resources, Inc.
Statement of Coal Resources for the
Power Mountain Underground Complex in Accordance with
United States SEC Standards as of December 31, 2025
Central Appalachian Coal Basin
West Virginia, USA

Figure 11-4: Result of DHSA for the Powellton Seam Present in the Property


Gaussian
Exponential
Spherical
Relative Error 95% Percentile Range
0
5
10
15
20
25
30
35
40
2000
3000
4000
5000
6000
7000
8000
9000
10000
Drill Hole Spacing (ft)

Table 11-2: DHSA Results Summary for Radius from a Central Point

Model:	Measured Radial Distance (10% Relative Error) (miles)	Indicated Radial Distance (20% Relative Error) (miles)	Inferred Radial Distance (50% Relative Error) (miles)
Gaussian:	0.40	0.65	1.49
Spherical:	0.38	0.64	1.48
Exponential:	0.36	0.62	1.38

Comparing the results of the DHSA to the historical standards, it is evident that the historical standards are more conservative than even the most conservative DHSA model with regards to determining measured resources. The Exponential model recommends using a radius of 0.36 miles for measured resources compared to the historical value of 0.25 miles. With respect to indicated resources, the DHSA falls closely in line with the historical standards. The Gaussian and Spherical models recommend using a radius 0.65 miles and 0.64 miles, respectively, while the Exponential model recommends a radius of 0.62 miles. These values align closely with the historical radius of 0.75 miles. These results have led the QPs to report the data following the historical classification standards, rather than using the results of the DHSA.

11.2 Resources Exclusive of Reserves

The Power Mountain property contains multiple resource blocks within the two coal seams which were not evaluated as a reserve by definition at the time of the study. These resources, formally identified

MARSHALL MILLER & ASSOCIATES, INC. 31

Alpha Metallurgical Resources, Inc.
Statement of Coal Resources for the
Power Mountain Underground Complex in Accordance with
United States SEC Standards as of December 31, 2025
Central Appalachian Coal Basin
West Virginia, USA

as resources exclusive of reserves (i.e., which have not been converted to reserve), are in the: Powellton Seam at Rolling Thunder and the Eagle Seam at Jerry Fork. By assignment, the resources were not evaluated by all modifying factors necessary for a reserve classification.

Figure 11-1 shows the relative location of the Power Mountain coal resources.

Figure 11-5: Power Mountain Coal Reserves


Glen
Bickmore
Fola
Indore
Lizemores
ROLLING THUNDER
JERRY FORK
Gilboa
Bentree
Drennen
Lockwood
Burl
Dixie
Poe
Mt Olive
Swiss
Keslers Cross Lanes
Google Earth
N
6 mi

11.2.1 Powellton Coal Seam

The Powellton coal seam resources are located in the Rolling Thunder area. The resource block is located approximately 10 miles west of the Power Mountain preparation plant.

The Powellton seam is generally one main bench that averages approximately 3.6 feet thick. In localized areas, a rider coal is included within the mine horizon that increases the seam thickness to approximately 7.3 feet. The roof rock is composed of areas of sandstone in the form of roof channels that laterally transition to a dominate shale roof. The floor rock is dominated by shale although isolated floor sandstone channels are present.

MARSHALL MILLER & ASSOCIATES, INC. 32

Alpha Metallurgical Resources, Inc.
Statement of Coal Resources for the
Power Mountain Underground Complex in Accordance with
United States SEC Standards as of December 31, 2025
Central Appalachian Coal Basin
West Virginia, USA

Historically, previous operators referred to the Powellton seam as the Peerless seam. Correlation of coal seams through Alpha properties indicated a Powellton seam correlation. The **West Virginia Geologic and Economic Survey (*WVGES*)** refers to this coal seam as the No. 2 Gas seam.

11.2.2 Eagle Coal Seam

The Eagle coal seam resources are located within the active Jerry Fork underground mine. The Jerry Fork mine entrance is located within the Power Mountain surface facilities near the preparation plant.

The Eagle seam is consistently in one bench that averages approximately 3.1 feet thick. The roof rock is dominated by shale and sandy shale. Distinct sandstone channels are also locally present within the resource blocks and adjoining the resource area.

11.2.2.1 Initial Economic Analysis Supporting Resource

MM&A completed an initial economic assessment to determine the potential economic viability of resources exclusive of reserves. MM&A applied relevant technical factors to estimate potential saleable tons without the resource blocks, should the resources be extracted via deep, continuous mining methods. MM&A developed cash cost profiles for the resource blocks, including direct cash costs (labor, supplies, roof control, maintenance and repair, power, and other); washing, trucking, materials handling, general and administrative, and environmental costs; and indirect cash costs (royalties, production taxes, property tax, insurance). Costs were developed based off relevant cost drivers (per-ft, per-raw-ton, per-clean-ton). Additionally, MM&A estimated capital costs to access resources. Capital costs associated with mine development were amortized across the resource's potential saleable tonnages). Additional non-cash items (depreciation of equipment and depletion) and cash costs were compared to an assumed sale price of $140 per ton for the Eagle and Powellton seams netback FOB loadout (approximately $189 per ton (Eagle seam) and $201 (Powellton seam) U.S. East Coast basis) for high-volatile markets. This resource assumed sales value was developed as a premium to the market-based reserve sales value to properly estimate the sales-related expenses should these resources be extracted during higher-than-average market conditions. The results of the analysis are shown below and demonstrate potential profitability on a fully loaded cost basis. Detailed summaries are shown in *Appendix B*.

MARSHALL MILLER & ASSOCIATES, INC. 33

Alpha Metallurgical Resources, Inc.
Statement of Coal Resources for the
Power Mountain Underground Complex in Accordance with
United States SEC Standards as of December 31, 2025
Central Appalachian Coal Basin
West Virginia, USA

Table 11-3: Results of Initial Economic Assessment ($/ton)

Mine	Seam	Direct Cash	Transportation, Washing, Enviro, G&A	Indirect	Non-Cash	Total Cost	Fully Loaded P&L
Rolling Thunder	Powellton	$64.12	$48.24	$17.77	$6.49	$136.62	$3.38
Jerry Fork	Eagle	$74.75	$21.09	$13.19	$6.49	$115.52	$24.48

Figure 11-6: Results of Initial Economic Assessment


$175.00
$150.00
$125.00
$100.00
$75.00
$50.00
$25.00
$-
$140/TON SALE PRICE
Rolling Thunder (POW)
Jerry Fork (EGL)
Direct Cash
Transportation, Washing, Enviro, G&A
Indirect
Non Cash

11.3 Qualified Person's Estimates

Based on the geologic models, methodology and assumption described previously in this report, the Power Mountain resources total 75.62 million tons. Of this total, 43.86 million tons are in the measured category, 31.58 million tons are in the indicated category, and 0.18 million tons are in the inferred category. The resource tonnage classification is summarized in *Table 11-4* and in *Appendix A*. Mineral resource estimates represent the in-situ coal for the Power Mountain complex controlled by Alpha on a dry basis.

MARSHALL MILLER & ASSOCIATES, INC. 34

Alpha Metallurgical Resources, Inc.
Statement of Coal Resources for the
Power Mountain Underground Complex in Accordance with
United States SEC Standards as of December 31, 2025
Central Appalachian Coal Basin
West Virginia, USA

Table 11-4: Coal Resources Summary as of December 31, 2025

Mine/Area	Seam	Coal Resource (Dry Tons, In Situ)								
		By Reliability Category					By Control Type		By Permit Status	
		Measured	Indicated	Total	Inferred	Grand Total	Owned	Leased	Permitted	Not Permitted
Rolling Thunder	Powellton	35,171,000	29,984,000	65,155,000	176,000	65,332,000	10,426,000	54,730,000	47,061,000	18,094,000
Jerry Fork Mine	Eagle	8,690,000	1,594,000	10,285,000	0	10,285,000	1,423,000	8,862,000	7,458,000	2,827,000
	Total	**43,862,000**	**31,578,000**	**75,440,000**	**176,000**	**75,616,000**	**11,849,000**	**63,591,000**	**54,518,000**	**20,922,000**

Note: All Power Mountain resources are reported exclusive of reserves (have not been converted to reserve).

11.4 Qualified Person's Opinion

MM&A geologists and engineers modeled the deposit and resource areas to reflect realistic mining scenarios, giving special consideration to seam thickness, floor and roof conditions, overburden, etc. This statistical study demonstrates that for each configuration of mineable seams, the classification system of **measured** (0 – ¼ mile), **indicated** (¼ to ¾ mile), and **inferred** (¾ to 3 miles) is reasonably adequate to predict seam thickness variation for modeling and mining purposes. Based on MM&A's geostatistical analysis, it would be possible to extend the measured arcs slightly beyond historically accepted practices due to consistent geological settings. The QP's have again elected not to extend arc distances, introducing a level of conservatism in measured coal classification.

12 Mineral Reserve Estimates

Coal reserves were not estimated as part of this study.

13 Mining Methods

Mining methods have not been considered at this stage. All economic analysis considers common underground room-and-pillar mining practices in mining cost considerations (*Section 11*).

14 Processing and Recovery Methods

Detailed processing and recovery methods have not been considered at this stage. Processing of the subject resource would be based upon typical industry methods and would not require novel technologies.

MARSHALL MILLER & ASSOCIATES, INC. 35

Alpha Metallurgical Resources, Inc.
Statement of Coal Resources for the
Power Mountain Underground Complex in Accordance with
United States SEC Standards as of December 31, 2025
Central Appalachian Coal Basin
West Virginia, USA

15 Infrastructure

Existing infrastructure on the Power Mountain Complex including the coal preparation plant, loadout and Eagle seam Jerry Fork Mine are fully in place. The Rolling Thunder Powellton seam mine was developed in 2023. Raw production from Rolling Thunder Powellton is transported by over-the-road trucks to the Mammoth preparation plant facilities for processing and market access. Jerry Fork Eagle coal seam production is transported by conveyor belt to the Power Mountain preparation plant. The Power Mountain plant, originally constructed in 1985, has a capacity of 1,200 tph and utilization of 23.27% in 2025. The Mammoth plant was constructed in 1950, and the last upgrade occurred in 2008. The plant feed rate is 1,200 raw tph and utilization rate of 9.30% in 2025.

An aerial photo of the Power Mountain facility follows as *Figure 15-1* and the Mammoth facility as *Figure 15-2*.

Figure 15-1: Power Mountain Facilities


Refuse Area
Preparation Plant
Railroad Loadout
Jerry Fork Mine
Google Earth

MARSHALL MILLER & ASSOCIATES, INC. 36

Alpha Metallurgical Resources, Inc.
Statement of Coal Resources for the
Power Mountain Underground Complex in Accordance with
United States SEC Standards as of December 31, 2025
Central Appalachian Coal Basin
West Virginia, USA

Figure 15-2: Mammoth Facilities


West Hollow
US Route 60
Kanawha River Railroad
Railroad Loading
Refuse Conveyor
Direct Ship Stockpiles
Clean Coal Stockpile
Dunn Hollow
Raw Coal
Kanawha River
Barge Loading
Kanawha River
Google Earth
N
1000 ft

16 Market Studies

16.1 Market Description

The quality characteristics for the subject coal resources have been reviewed in detail by MM&A. The drill hole data was used to develop average coal quality characteristics for the mining site. These average coal quality characteristics were then used as the basis for determining the various markets into which the saleable coal will likely be placed.

Typical quality specifications for the Power Mountain products are as shown in *Table 16-1*.

Marshall Miller & Associates, Inc. 37

Alpha Metallurgical Resources, Inc.
Statement of Coal Resources for the
Power Mountain Underground Complex in Accordance with
United States SEC Standards as of December 31, 2025
Central Appalachian Coal Basin
West Virginia, USA

Table 16-1: Dry Quality Specifications

	Powellton HVB	Eagle HVB
Ash (%)	6.16	7.65
Sulfur (%)	0.95	0.75
Volatile Matter (%)	35.33	34.32

The mine production serves the high-volatile metallurgical markets.

16.2 Price Forecasts

Pricing data as provided by Alpha from third party sources is described in *Table 16-2*. The pricing data assumes a flat-line long term realization of $189 per short ton port pricing, with an average of $140 per ton netback pricing reflective of the high-volatile metallurgical Eagle seam product currently sold at Power Mountain. The Powellton seam pricing data assumes a flat-line long-term realization of $201 per short ton port pricing, with an average $140 per ton netback pricing reflective of the high-volatile metallurgical product. Pricing was judgmentally selected by the QP based on review of historical average pricing over the past 5 years. A large majority of the coal sold by Alpha and their Power Mountain business group is shipped internationally as part of blended products from other business units within Alpha or sourced from other companies. These netback adjustments reflect these additional costs carried after the products leave the Power Mountain business unit.

Table 16-2: Price Forecast

Coal Quality	Market Pricing Per Ton (1) (2)
High-Vol. B	$189 to $201

(1) - Market pricing shown on U.S. East Coast basis.
(2) - Metallurgical pricing based on review of historical average pricing over the past 5 years.

17 Environmental Studies, Permitting and Plans

17.1 Environmental Permit Requirements and Status

All mining operations are subject to federal and state laws and must obtain permits to operate mines, coal preparation and related facilities, haul roads, and other incidental surface disturbances necessary for mining to occur. Permits generally require that the permittee post a performance bond in an amount established by the regulatory program to provide assurance that any disturbance or liability created during mining operations is properly restored to an approved post-mining land use and that all regulations and requirements of the permits are fully satisfied before the bond is returned to the permittee. Significant penalties exist for any permittee who fails to meet the obligations of the permits including cessation of mining operations, which can lead to potential forfeiture of the bond. Any

Marshall Miller & Associates, Inc. 38

Alpha Metallurgical Resources, Inc.
Statement of Coal Resources for the
Power Mountain Underground Complex in Accordance with
United States SEC Standards as of December 31, 2025
Central Appalachian Coal Basin
West Virginia, USA

company, and its directors, owners, and officers, which are subject to bond forfeiture can be denied future permits under the program.[1]

Any future mining endeavor could acquire rights to the surface property and the existing permits which are in various states of reclamation. The permits have a timeline savings in that environmental studies have been performed and accepted by the state agencies in the original permit reviews. The existing permits can be modified to add additional surface disturbance areas to expand the planned mining. Permit revisions will occasionally be necessary to facilitate the expansion or addition of new mining areas on the Property.

New or modified mining permits are subject to a public advertisement process and comment period, and the public is provided with an opportunity to raise objections to any proposed mining operation. MM&A is not aware of any specific prohibition of mining on the subject property and given sufficient time and planning, a Mining Entity should be able to secure new permits to develop its planned mining operations within the context of current regulations.

Portions of the Property are located near local communities. Regulations prohibit surface disturbance associated with mining activities within 300 feet of a residential dwelling, school, church, or similar structure unless written consent is first obtained from the owner of the structure.

MM&A is unaware of any obvious or current permitting issues that are expected to prevent the issuance of future permits on the subject property. All coal producers are subject to a level of uncertainty regarding future clean water permits due to **United States Environmental Protection Agency (*EPA*)** and **United States Fish and Wildlife (*USFW*)** involvement with state programs.

Table 17-1 lists the permits found at the subject Property.

Table 17-1: Mining Permits with the Subject Property

Permit Holder	Permit Type	Permit	Status	Expires	Acres Disturbed	Acres Reclaimed	Acres Bonded
Power Mountain Contura, LLC	HPM Preparation Plant	O-0002-85	Active, no coal removed	01/07/30	162.4	21.7	162.4
	HPM Loadout	O-0027-85	Active, no coal removed	05/21/30	85.4	38.5	85.4
	Sugarcamp Branch Coal Refuse D	O-3014-99	Active, no coal removed	04/18/28	436.18	0	436.18
	Coal Surface Mine	S-0053-84	Active, no coal removed	08/03/29	192.0	98.81	192.0
Nicholas Contura, LLC	Coal Underground – Peerless #1 Mine	U-3008-04	Active, Moving Coal	10/03/25	21.44	0	31.3
	Coal Underground – Jerry Fork Eagle Mine	U-3007-98	Active, Moving Coal	07/08/29	23.87	45.8	74.09

Note: Permit status and expiration dates are based on information obtained from regulatory agency website. Permits in reclamation status receive Renewal Waivers and may show expired dates. Recent permit renewal expiration dates may not be current.

[1] Monitored under the Applicant Violator System (AVS) by the Federal Office of Surface Mining.

MARSHALL MILLER & ASSOCIATES, INC. 39

Alpha Metallurgical Resources, Inc.
Statement of Coal Resources for the
Power Mountain Underground Complex in Accordance with
United States SEC Standards as of December 31, 2025
Central Appalachian Coal Basin
West Virginia, USA

18 Capital and Operating Costs

Costs have not been studied in detail at this stage aside from those discussed in the Mineral Resource analysis (*Section 11*).

19 Economic Analysis

An economic analysis was not part of this study aside from that discussed in the Mineral Resource analysis (*Section 11*).

20 Adjacent Properties

No proprietary information associated with neighboring properties was used as part of this study.

21 Other Relevant Data and Information

MM&A performed a previous evaluation of all the Property in year 2024 for resources effective as of December 31, 2024, for Alpha based on the (*SEC*) S-K 1300 regulations. Additionally, an audit of all the Property in previous years for Alpha and/or prior owners of the Property based on SEC Industry Guide 7 standards. MM&A utilized these former studies as the basis of an updated study for the TRS dated December 31, 2025.

22 Interpretation and Conclusions

Geologic data is of sufficient density and reliability to reasonably support the coal resource estimates documented in this TRS.

In summary:

> Potentially underground mineable resources totalling 75.62 million in-place tons have been estimated for the licenses of the Property. Of this total, 43.86 million tons are in the measured category, 31.58 million tons are in the indicated category, and 0.18 million tons are in the inferred category.

> The total measured and indicated categories contain 75.44 million resource tons representing approximately 99 percent of the coal resource.

MARSHALL MILLER & ASSOCIATES, INC. 40

Alpha Metallurgical Resources, Inc. Statement of Coal Resources for the Power Mountain Underground Complex in Accordance with United States SEC Standards as of December 31, 2025 Central Appalachian Coal Basin West Virginia, USA MARSHALL MILLER & ASSOCIATES, INC. 41 Coal resources have been estimated as potentially underground mineable without an actual underground mine plan. Since the coal resource for the Property has not been evaluated to the level of a reserve, the extent to which coal resources may be affected by any known or unknown environmental, permitting, legal, title, socio-economic, marketing, political, or other relevant issues, has not undergone the same type of rigorous review afforded coal reserves. Such factors should be considered risks and uncertainties. Similarly, the extent to which the estimate of coal resources may be materially affected by a future mine plan and workforce, requirements for coal preparation/processing, infrastructure, or other relevant factors has also not been reviewed to the level of reserve reporting in this TRS. Such factors should be considered risks and uncertainties. 23 Recommendations It is the opinion of MM&A that the Property contains potentially metallurgical-grade coal resources that warrant further exploration and analysis. Analysis of data for the Property supports the estimate of coal resource defined herein. 24 References Publicly available information from various State and Federal agencies was used where relevant. JOURNEL, A.G., & HUIJBREGTS, CH, J., 1978: Mining Geostatistics, The Blackburn Press Caldwell, New Jersey. 25 Reliance on Information Provided by Registrant A summary of the information provided by Alpha relied upon by MM&A for the purposes of this TRS is provided in Table 25-1. Table 25-1: Information from Registrant Relied Upon by MM&A Category Information Provided by Alpha Report Section Legal Mineral control and surface control rights as shown on maps 3.2, 3.3 Marketing Long-term price forecast used in financial projections 16 Environmental Permitted areas on shown on maps 17 APPENDIX A SUMMARY TABLE

Alpha Metallurgical Resources
2025 SEC Update - Power Mountain
Summary of Coal Resource (Short Tons) • Effective December 31, 2025
Appendix A Table 1

Mine/Area	Seam	Coal Resource (Dry Tons, In Situ)									Quality (Dry Basis)		
		By Reliability Category					By Control Type		By Permit Status				
		Measured	Indicated	Total	Inferred	Grand Total	Owned	Leased	Permitted	Not Permitted	Ash%	Sulfur%	VM%
Power Mountain - Rolling Thunder	Powellton	35,171,000	29,984,000	65,155,000	176,000	65,332,000	10,426,000	54,730,000	47,061,000	18,094,000	16	2.5	31
Power Mountain - Jerry Fork Mine	Eagle	8,690,000	1,594,000	10,285,000	0	10,285,000	1,423,000	8,862,000	7,458,000	2,827,000	9	0.7	33
	Total	43,862,000	31,578,000	75,440,000	176,000	75,616,000	11,849,000	63,591,000	54,518,000	20,922,000	16	2.4	32

Note(1): Resource tons are exclusive of reserve tons (have not been converted to reserve).

Note (2): Coal resources are reported on a dry basis. Surface moisture and inherent moisture are excluded.

Note (3): The Property contains 75.44 million tons (Mt) of dry, in-place measured and indicated coal resources exclusive of reserves as of December 31, 2025.

All resources exclusive of reserves are considered a met market.

Totals may not add due to rounding.

AMR132 Power Mountain Tables (2026-01-26).xlsx • ANR Resource Report • 2/18/2026

Page 1 of 1

APPENDIX
B
INITIAL ECONOMIC ASSESSMENT RESOURCES EXCLUSIVE OF RESERVES

Alpha Metallurgical Resources, LLC

Initial Economic Assessment, Resources Exclusive of Reserves (per Ton)

Appendix B: Power Mountain Complex

Seam:	Eagle	Powellton
	Power Mountain	Power Mountain
Area:	Jerry Fork	Rolling Thunder
In-Place Resource Tons*******	11,226,181	65,575,710
Potentially Recoverable Tons*	3,714,968	19,935,016
Mining Method	Deep - CM	Deep - CM
Assumed Sales Realization at Plant**	$ 140	$ 140
Iniital Capex Estimate to Access Resources***	$ -	$ -
Direct Mining Costs:		
Labor****	$ 35.17	$ 28.38
Supplies, Excluding Roof Control	$ 9.16	$ 8.06
Roof Control	$ 9.02	$ 7.16
M&R	$ 15.04	$ 13.05
Power	$ 3.49	$ 4.45
Other	$ 2.88	$ 3.03
Total Direct Cash Costs	$ 74.75	$ 64.12
Transporation, Washing, Environmental & G&A Costs:		
Coal Prep*****	$ 13.78	$ 15.17
Materials Handling	$ 1.50	$ 1.50
Raw Coal Trucking*****	$ -	$ 25.47
Clean Coal Trucking	$ 1.25	$ 1.25
Enviro******	$ 0.35	$ 0.35
G&A	$ 4.21	$ 4.50
Total Transporation, Washing, Environmental & G&A Costs:	$ 21.09	$ 48.24
Indirect Cash Costs		
Royalty	$ 4.52	$ 8.40
Black Lung Excise Tax	$ 0.55	$ 0.55
SMCRA	$ 0.12	$ 0.12
State Severance	$ 7.00	$ 7.00
Property Tax & Insurance	$ 1.00	$ 1.70
Total Indirect Cash Costs	$ 13.19	$ 17.77
Non Cash Costs		
Amoritiztion of Development Capital	$ -	$ -
Depreciation of Initial Equipment and Sustaining Capital	$ 5.49	$ 5.49
Depletion	$ 1.00	$ 1.00
Total Non Cash	$ 6.49	$ 6.49
Total Cash Cost	$ 109.03	$ 130.13
EBITDA	$ 30.97	$ 9.87
Fully Loaded Cost	$ 115.52	$ 136.62
Fully Loaded P&L	$ 24.48	$ 3.38
Passes Resource Iniital Economic Assessment?	YES	YES

*Potentially recoverable tons are calculated by applying appropriate modifying factors to in-place resource tonnages

**Sales relization represents estimated long range sales price.

***No initial capital required where resources are accessible from existing mines.

****Labor rates are driven based off of super section productivities assuming 250 to 300 feet per unit shift per section.

***** Jerry Fork Processing assumed to occur at Power Mountain plant and Rolling Thunder is processed at the Mammoth Plant.

******Environmental costs assumed to include permiting, outfall maintenance, etc.

*******Resource tons are on a pre-depletion basis..

AMR132 Power Mountain Initial Economic Assessment Resources Exclusive of Reserves 123125_sp110425_121025.xlsx

Page 1 of 1

APPENDIX C

RESOURCE MAPS

Mountain State Mine Bells Creek Mine No. 1 Cannelton Industries No. 10 Mine 1 Scale In Miles 0 Data Point Location Map 1 Power Mountain Area Rolling Thunder Mine - Powellton Seam Alpha Metallurgical Resource, LLC Boone & Raleigh Counties, West Virginia Coordinate System: West Virginia South State Plane NAD 27 Controlled Underground Reserve / Resource as of 12/31/25 Previous Underground Mining N Resource Exclusive of Reserve / Not Converted to Reserve SEALED AREA SEALED AREA JERRY FORK EAGLE MINE (ABANDONED, SEALED) S E A L S S E A L S TERRY EAGLE COAL CO. HUTCHINSON BR. MINE MSHA ID 46-07899 STATE ID U-3002-90 SEALED AREA SEALED AREA Jerry Fork Eagle Mine Terry Eagle Coal Co. Hutchinson Br. Mine SEALED AREA SE AL ED A RE A SEALED AREA SEALED AREA SEALED AREA SEALED AREA SEALED AREA SE AL ED A RE A 4000 Scale In Feet 0 Data Point Location Map 2 Power Mountain Area Jerry Fork Mine - Eagle Seam Alpha Metallurgical Resource, LLC Boone & Raleigh Counties, West Virginia Coordinate System: West Virginia South State Plane NAD 27 Controlled Underground Reserve / Resource as of 12/31/25 Previous Underground Mining N Resource Exclusive of Reserve / Not Converted to Reserve